EMPLOYMENT AGREEMENT

BETWEEN :

COTY SAS, a company having its registered office at 14 rue du Quatre Septembre, 75002 Paris, represented by Ms. Eloïse Verdé-Delisle, SVP Employment & Labor,
hereinafter referred to as the “French Company”,

AND :
Mr. Markus STROBEL, residing at [XXX],
hereinafter referred to as the “Executive”,

Hereinafter collectively referred to as the Parties.

IN THE PRESENCE OF:

COTY Inc., a company having its registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, USA,
Represented by Ms. Kristin Blazewicz, Chief Legal Officer,
hereinafter referred to as the “Parent Company”.

PREAMBLE

Pursuant to a resolution of the Board of Directors of Coty Inc. (the “Board”), dated 20 December 2025, the Executive has been appointed Executive Chairman of the Board and Interim Chief Executive Officer (CEO) of the Parent Company, effective as of January 1, 2026 (these functions are hereinafter collectively referred as the “Functions”).

The Executive has declared that he is not bound by any non-compete or other restrictive covenant obligation that would prevent him from accepting the Functions.

In his capacity as Interim CEO, the Executive shall perform operational functions at the level of the Parent Company and each of its subsidiaries (hereinafter collectively referred to as the “Group”), including in particular operational involvement for the benefit of the French Company.

Within this context, the Executive will perform the Functions primarily from France.

The Parties have therefore agreed to enter into this employment agreement (hereinafter referred to as the “Agreement”) in order to define the legal, tax, and financial conditions under which the Executive will perform his Functions.

IT IS AGREED AS FOLLOWS

Article 1 – Functions

The Executive shall perform the Functions pursuant to the terms of this Agreement starting 1st January 2026. In this regard, he shall follow the instructions that will be given to him by the Board of the Parent Company.

For information purposes, it is specified that these functions correspond to coefficient 880 of the national collective bargaining agreement for the chemical and related industries (hereinafter the ‘Collective Bargaining Agreement’) currently applicable to the French Company.

The reference to the Collective Bargaining Agreement in the Agreement does not result in the benefits provided for therein being part of the Agreement.

Article 2 – Duration of the Agreement

The Agreement is entered into for an indefinite term. It does not contain any trial period.

However, it is recalled that it is the joint intention of the Parties and the Parent Company that the Executive’s duties as Interim CEO will cease on December 31, 2028 at the latest, or any earlier date notified by the French Company, without this being a change of contract or giving rise to any right to any compensation, unless his duties as Interim CEO cease as a result of the termination of the Agreement.

Moreover, The Parties may terminate this Agreement at any time, with a 3-month prior notice period.

Article 3 – Working time and paid holiday

In accordance with the provisions of Article L.3111-2 of the French Labor Code, and given the importance of his responsibilities, which require a high degree of independence in the organization of his working time, autonomy of judgement, initiative and decision-making, as well as his level of remuneration, which is among the highest within the Company, the Executive will have the status of Senior Executive.

The Executive therefore acknowledges that he is not subject to any legal or contractual provisions relating to working time, daily and weekly rest, public holiday and the solidarity day.

In accordance with the collective company agreement on working hours and working time arrangements of 24 June 2015, the Executive belongs more specifically to ‘conventional category A, senior executives’. Consequently, the fixed basic remuneration as stipulated below will be a lump sum and independent of the time spent performing the Functions.

The Executive will be entitled to paid holiday in accordance with the legal and contractual provisions in force within the French Company.

Given his status as a Senior Executive, and the autonomy and independence in organizing his working time that this status implies, he will be deemed to have taken all of his paid holiday at the end of each year.
As such, no carry-over of leave from one year to the next will be permitted.

Article 4 – Place of Performance of the Functions

The Executive’s principal place of performance of the Functions is set in France.

However, the Executive’s principal place of performance of the Functions may be relocated to any location deemed necessary for the proper functioning of the Group, which the Executive expressly accepts.

Given the nature of his Functions, the Executive shall undertake frequent business trips abroad. All expenses reasonably and properly incurred in connection with such trips and necessary for the performance of his duties shall be reimbursed in accordance with the Group’s applicable expense policy in force at the relevant time, provided that such expenses are supported by proper documentation and comply with the policy. The Executive acknowledges that reimbursement shall be made solely under the rules of the Group’s policy and that the French Company shall not be liable for any expenses not pre-approved or falling outside the scope of this policy.

Article 5– Compensation

The Executive shall be entitled to the following components of compensation:

•Fixed annual salary
•Variable performance bonus
•Equity awards
•One-time sign-on bonus

These components include an impatriation allowance of 30, 49%.

1)Fixed Annual Compensation.

In consideration for the Executive’s performance of the Functions, he shall receive a fixed annual gross remuneration of €1,070,000, payable in twelve (12) equal monthly installments, including an impatriation allowance as provided by article 155B of the general tax Code, representing 30.49%, broken down as follows:
-Fixed remuneration: €820,000 gross/year
-Impatriation allowance: €250,000 gross /year
It is specified, and expressly agreed and acknowledged by the parties, that this remuneration will be revised downwards upon the termination of the Executive’s Interim CEO duties, which may occur at any time, and the Executive’s remuneration shall then be set at a total annual gross amount of €852,300.

2) Variable Compensation / Annual Bonus Plan.

In addition to the fixed compensation described above, the Executive shall be eligible, in his capacity as Interim CEO, to participate in the Parent Company’s Bonus Plan, starting FY27 (i.e., 1st July 2026 – 30 June 2027).
Under this Plan, the Executive’s target gross annual bonus shall be 150% of the Executive’s gross annual base compensation.
The Parent Company may, at any time and in its sole discretion, amend or modify the terms of the Bonus Plan. The Executive shall acquire no vested rights under the Bonus Plan and shall have no entitlement to any bonus payment, whether with respect to the principle, calculation methodology, or amounts ultimately paid under the Plan.

The objectives, whether qualitative and/or quantitative, and the method of calculating the variable compensation shall be unilaterally determined by the Parent Company.
Payment of the variable bonus is conditional upon the Executive being in office on the scheduled payment date.

The amount that would be paid to him, pursuant to the provisions of the Plan and in the event that it is triggered, shall include an impatriation allowance representing 30.49%.

It is further agreed that no variable bonus shall be payable for any period in which the Executive performs exclusively the functions of Executive Chairman of the Board.

3) Equity Awards.

The Executive shall be eligible to participate in the Parent Company Equity and Long-Term Incentive Plan (as amended from time to time, the “Equity Plan”), in the amounts and in the forms set forth in the appendix to this Agreement, in accordance with the terms and conditions of the Equity Plan and the agreement(s) or other instrument(s) or document(s) evidencing the applicable award(s) (collectively, the “Equity Documentation”).
In the event of any conflict between the terms of the appendix to this Agreement and the terms of the Equity Documentation, the terms of the Equity Documentation shall control.

4) Signing / Onboarding Bonus in France.

The Executive shall receive a signing/onboarding bonus in the gross amount of €810,000, payable on the French Company’s first regularly scheduled payroll date in July 2026, subject to the Executive’s continued employment with the Group in his capacity as Interim Chief Executive Officer and/or Executive Chairman as of June 30, 2026, and he is not, on that date, under a notice period, served or not, following the termination of the Agreement.

This signing bonus will be eligible for the impatriate tax regime, unless otherwise stipulated by the authorities.

Article 6 – Relocation Support Services

The Executive shall be entitled to receive relocation support services under the “Coty International Transfer Policy” (the “ITP”), including, without limitation, assistance with housing and tax support, to be provided by E&Y or any other service provider designated by the Parent Company.

Article 7– Car allowance

As partial consideration for his duties as Interim CEO, the Executive shall receive a fixed car allowance of €15,000 gross per year, i.e., €1,250 per month, which shall be payable in monthly installments in accordance with the French Company’s normal payroll procedures.

This allowance shall cease upon the termination of the Executive’s Interim Chief Executive Officer role.

Article 8 – Social Security and unemployment
The Executive shall be registered with the French social security regime and the general unemployment regime.

Given the Executive’s Functions, he is fully informed that the French Company does not make any commitment for his benefit regarding his coverage by the French national unemployment regime in case of termination of the Agreement.
Article 9– Exclusivity
During the performance of his duties, the Executive shall devote his full time and attention to the Group and shall not engage in any other professional activity, whether for himself or a third party, without the prior written consent of the Board. The Executive shall not accept any corporate mandate without the prior approval of the Board.

Article 10 – Personal Data
The Executive consents to the collection, storage, and processing of personal data in connection with their role, including payroll administration. The Executive acknowledges that the Company may be required to disclose certain personal information as part of its duties as an employer, and this shall not affect the Executive’s rights under French data protection law (Law No. 78-17 of 6 January 1978).

Article 11– Confidentiality
The Executive shall maintain, at all times while the Agreement is in effect and at all times after its termination for any reason whatsoever, strict confidentiality regarding all Confidential Information obtained during the Agreement.

“Confidential Information” includes, without limitation, business plans, strategies, inventions, trade secrets, client lists, financial information, and other proprietary data related to the French Company or Group.

Confidential Information does not include information that is or becomes publicly available through no fault of the Executive.

Disclosure required by law or judicial authority is permitted, provided the Executive notifies the French Company and obtains prior written consent where possible.

Article 12 – Non-Solicitation

The Executive shall not, at all times, while the Agreement is in effect and for the 18-month period immediately following the termination date of the Agreement (defined as his last day of active work), either on the Executive’s own behalf or on behalf of any third party, whether an individual or a legal entity, directly or indirectly:
-offer employment to any person who, on the last day of the Executive’s duties, was an employee, consultant, or corporate officer of the Company or the Group, or
-attempt, by any means whatsoever, directly or indirectly, to persuade or induce such person to accept other employment or to leave the Company or the Group.

Article 13– Non-Competition
Given the nature of their role, the Executive shall not, while employed by the Group and for a period of 12 months from the termination date of the Agreement (defined as his last day of effective work) engage in any business activity directly competing with the Group in Europe (including but not limited to UK, Switzerland and Monaco) or the United States. This obligation is proportionate to the legitimate interests of the Group.

For the purposes of this clause, a competing activity shall include:
-Directly or indirectly holding or acquiring an interest in a company engaged in a business that competes with the Company or any Group company;
-Entering into the service of, whether as an employee, corporate officer, or consultant, a company that directly or indirectly competes with the activities, services, or products of the Company or any Group company;
-Directly or indirectly creating, taking over, or participating—whether personally or through another party—in a business of the same or similar nature, or collaborating in any such activity, including as an employee, corporate officer, or consultant, and more generally in any activity related to the Company’s sector;
-Directly or indirectly soliciting or approaching any client, business partner of the Company or any Group company, or any individual or entity having business relations with the Company (supplier or otherwise) or the Group, with whom the Executive had contact during the 12 months preceding the last day of their functions, for purposes other than the development of the Company, including, in particular, to encourage them to cease their commercial relations with the Company or any Group company.

In return for this non-competition obligation, the Executive shall receive, for a period of 12 months, a gross monthly allowance equal to two-thirds of his average gross monthly remuneration, calculated on the basis of the fixed gross basic remuneration, excluding any bonus whatsoever, as defined in the Agreement and received during the 12 months preceding the notification of termination.

In the event of a breach of this clause, the Executive shall pay the French Company a sum agreed by mutual agreement at 12 times two-thirds of his average gross monthly remuneration, calculated on the basis of his fixed gross basic remuneration, as defined in the Agreement and received during the 12 months preceding the notification of termination. The French Company shall then be released from its obligation to pay the financial compensation.

The payment of this compensation by the Executive shall not deprive the French Company of its right to sue the Executive for compensation for the damage actually suffered and to seek an order, subject to a penalty payment, for the cessation of the competitive activity and the reimbursement of the sums paid by the French Company to the Executive pursuant to this non-competition clause.

In accordance with the provisions of the Collective Bargaining Agreement, the French Company may unilaterally remove the non-competition clause during the term of the Agreement, it being specified that, in accordance with the terms of the Collective Bargaining Agreement, this removal shall only take effect if the Executive is not dismissed within one year of notification of said removal.

In accordance with the provisions of the Collective Bargaining Agreement, if the French Company terminates the Agreement for any reason whatsoever, it may, with the agreement of the Executive, release them in writing from his non-

competition obligation at the time of notification of the termination. In this case, the monthly compensation previously provided for shall be paid to the Executive for a period of three months from the effective date of termination of the Executive’s duties within the French Company.

In accordance with the provisions of the Collective Bargaining Agreement, if the Executive terminates the Agreement, he must explicitly remind the French Company in writing of the existence of this non-competition clause. The French Company shall then have a period of three weeks to release itself from the non-competition indemnity previously provided for by releasing the Executive in writing from his non-competition obligation. In this case, the previously stipulated monthly compensation shall be paid to the Executive for a period of three months from the effective date of termination of his duties within the French Company.

In the event of a contractual termination of the Agreement, the Executive and the French Company may agree to waive the non-competition obligation by expressly stating so in the termination form.

Article 14 – Return of Property

In case of termination of the Agreement for any reason whatsoever, the Executive shall, upon the French Company’s simple request, return all documents, drawings, notes, memoranda, disks, manuals, reports, specifications, tools, formulas, or any other property that was provided to them in connection with the performance of their duties, as well as any media on which the Executive may have stored or recorded data or information concerning the Company or any Group company.
The Executive acknowledges that the aforementioned documents, information, and property are the exclusive property of the Company and that they have no right of retention over them.

Article 15 – Pension, Welfare, and Health Benefits
The Executive shall be enrolled in the following schemes:
-Complementary Pension Fund: KLESIA – 1/13 rue Denise Buisson, 93554 Montreuil Cedex
-Welfare and Health Coverage (unless otherwise agreed): AON – Aon – 28 Allée de Bellevue – CS 70000 16918 Angoulême – Cedex 9

Article 16 – Liability

The Executive shall perform his duties in compliance with applicable laws and regulations and shall be liable under the conditions provided by the applicable legislation.

Article 17 – Governing Law

This Agreement shall be governed by French law. Any dispute relating to its interpretation or performance shall fall within the jurisdiction of the competent French courts.
In case of a conflict between the French version and the English version, the French version will prevail.
Executed in Paris, on February 2, 2026

By COTY SAS
Eloïse Verdé-Delisle, SVP Employment & Labor,
Signature : /s/ Eloise Verde-Delisle

By Mr. Markus STROBEL
Signature : /s/ Markus Strobel

By COTY Inc.
Kristin Blazewicz, Chief Legal Officer,
Signature : /s/ Kristin Blazewicz

EMPLOYMENT AGREEMENT APPENDIX

BETWEEN:

COTY SAS, a company having its registered office at 14 rue du Quatre Septembre, 75002 Paris, represented by Ms. Eloïse Verdé-Delisle, SVP Employment & Labor,
hereinafter referred to as the “French Company”,

AND :
Mr. Markus STROBEL, residing at [XXX],
hereinafter referred to as the “Executive”,
Hereinafter collectively referred to as the Parties.

IN THE PRESENCE OF:

COTY Inc., a company having its registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, USA,
Represented by Ms. Kristin Blazewicz, Chief Legal Officer,
hereinafter referred to as the “Parent Company”.

PREAMBLE

Pursuant to a decision of the Board of Directors of Coty Inc. (the “Board”) dated December 20, 2025, the Parent Company approved the grant of certain equity awards (the « Equity Awards ») to the Executive under the Parent Company Equity and Long-Term Incentive Plan (as amended from time to time, the “Equity Plan”), in the amounts and in the forms set forth below, in accordance with the terms and conditions of the Equity Plan and the agreement(s) or other instrument(s) or document(s) evidencing the applicable award(s) (collectively, the “Equity Documentation”).

In the event of any conflict between the terms of this appendix to this Agreement and the terms of the Equity Documentation, the terms of the Equity Documentation shall prevail.

Article 1 - Equity Award

The Parent Company will grant Executive an Equity Award in the form of restricted stock units (the “RSUs”) and stock options (the “Options”) as follows:

- RSUs Grant: Time-based RSU award with a value as of the date of grant (the “Grant Date”) of $3,000,000 (as determined under the Equity Plan)-, vesting in three substantially equal installments on each of December 31,2026, 2027, and 2028.

-Option Grant: 6,000,000 Options with an exercise price equal to the fair market value on the Grant Date (as determined under the Equity Plan). Options vest in full on December 31, 2028, subject to the achievement of certain performance criteria (tested on such third anniversary), as follows:
•100% vesting upon achievement of $10.50 per share
•50% vesting upon achievement of $7.81 per share
•Vesting between the exercise price and $7.81, and between $7.81 and $10.50, is, in each case, determined by the applicable linear interpolation.

•No vesting below $7.81 per share

•The thresholds set forth above may be adjusted as necessary on the Grant Date to reflect the actual Parent Company stock price on the Grant Date and are used for illustrative purposes only in this Appendix.

•The vesting dates may also be revised by mutual agreement of the parties

The Equity Award will be subject to the terms of the Equity Documentation.

Article 2. Consequences of Termination of Employment

1.1If the Agreement is terminated without Cause (as defined in the Equity Plan) prior to a Significant Corporate Transaction (as defined herein) or more than one year following a Significant Corporate Transaction, then subject to Executive’s ’s timely execution and non-revocation of a general release of claims in the form provided by the Parent Company, then:

(i)vested RSUs and Options shall continue to be subject to the terms of the Equity Plan and the applicable award agreement,
(ii)unvested RSUs will be forfeited, and
(iii)a prorated portion of the unvested Options shall vest on the date of such termination (with such portion determined by multiplying:
(x) the number of Options earned based on the achievement of the applicable performance criteria as of the termination date by
(y) a fraction, the numerator of which shall be equal to the number of full months Executive was employed from January 1, 2026 (the “Commencement Date”) through the termination date, and the denominator of which shall be 36); and
(iv)Any Options that remain unvested as of such termination date will be forfeited for no consideration as of such termination date
1.2If the Agreement is terminated without Cause or for Good Reason (as defined herein), in each case on or within one year following a Significant Corporate Transaction, and subject to Executive’s signature and non-revocation of a general release of claims in the form provided by the Company, then:
(i)vested RSUs and Options shall continue to be subject to the terms of the Equity Plan and the applicable award agreement,
(ii)unvested RSUs will be forfeited, and
(iii)a portion of the unvested Options (without pro-ration) shall vest on the date of such termination, with such portion determined based on the achievement of the applicable performance criteria as of the termination date.
(iv)any Options that remain unvested as of such termination date will be forfeited for no consideration as of such termination date.

Article 3. Consequences of Significant Corporate Transaction

In the event the Parent Company completes a Significant Corporate Transaction, all outstanding Equity Awards (including RSUs and Options) held by Executive as of the Significant Corporate Transaction shall be subject to an equitable adjustment to preserve the intrinsic value of the Equity Awards.

Article 4. Definitions

For purposes of this appendix to the Agreement,

1.1“Good Reason” means the occurrence of any of the following without the Executive’s express written consent:
(i) the requirement that the Executive report to an officer or employee of the Parent Company other than the Board,
(ii) a material reduction in the Executive’s annual base salary from that in effect on the Commencement Date, unless such reduction is part of a general reduction applied substantially consistently across all similarly situated executives;
(iii) the relocation of the Executive’s principal workplace without his consent to a location (other than Paris or the location to where the Parent Company assisted with relocation) more than fifty (50) miles distant from its current location; or
(iv) a material diminution in the Executive’s title, position, duties or responsibilities which, for the avoidance of doubt, (a) will include the failure of the Executive to serve as Executive Chairman, Chairman of the Board or Chief Executive Officer of an entity that owns or controls a material portion of the Parent Company’s business as it exists as of the Commencement Date, (b) will not include the Executive’s appointment to the role of Chairman of the Board or Chief Executive Officer of the Parent Company or any entity that owns or controls a material portion of the Parent Company’s business as it exists as of the Commencement Date (in lieu of serving in the role of Executive Chairman), and (c) will not include the Executive ceasing to serve as Interim CEO.

1.2“Significant Corporate Transaction” means an event in which the Parent Company completes a significant corporate transaction, such as the sale or spin-off of a material portion of the Parent Company’s business.

Article 5. Documentation

This appendix is not intended to constitute a complete statement of the terms and conditions applicable to the Equity Awards, nor is this appendix intended to constitute a complete statement of the terms and conditions of the Equity Plan, or any other relevant Equity Plan documents, and this appendix is subject to the terms of such definitive documentation. To the extent there is any inconsistency between this appendix and such definitive documentation, such definitive documentation shall control.

Executed in Paris, on February 2, 2026

By COTY SAS
Eloïse Verdé-Delisle, SVP Employment & Labor,
Signature : /s/ Eloise Verde-Delisle

By Mr. Markus STROBEL
Signature : /s/ Markus Strobel

By COTY Inc.
Kristin Blazewicz, Chief Legal Officer,
Signature : /s/ Kristin Blazewicz